UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2014

TRANSGENOMIC, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30975 (Commission File Number)

91-1789357 (IRS Employer Identification Number)

12325 Emmet Street Omaha, NE (Address of principal executive offices)	68164 (Zip Code)

(402) 452-5400 (Registrant’s telephone number, including area code)

Not applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the 2014 Special Meeting of Stockholders (the “Special Meeting”) of Transgenomic, Inc. (the “Company”) held on January 14, 2014, the Company’s stockholders voted on two proposals: (1) the authorization of the Company’s board of directors to, in its discretion, amend the Company’s Third Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock, par value $0.01 per share (“Common Stock”) at a ratio of between one-for-four to one-for-twenty-five, such ratio to be determined by the board of directors of the Company; and (2) amendments to the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) to increase the number of shares of Common Stock of the Company that may be issued under the 2006 Plan by 10,000,000 shares (prior to giving effect to the proposed reverse stock split) and to provide for a corresponding increase in the limits on the number of incentive stock options and awards other than options or stock appreciation rights that may be granted under the 2006 Plan. Proposal Number Two regarding the amendments to the 2006 Plan was conditioned upon the approval by the Company’s stockholders, and the effectiveness, of the reverse stock split in Proposal Number One.

The two proposals are described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on December 24, 2013.

As of the close of business on December 18, 2013, the record date for the Special Meeting, there were a total of 98,590,545 shares of capital stock of the Company entitled to vote, which consisted of 88,245,725 shares of Common Stock and 2,586,205 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (“Series A Preferred Stock”), which were convertible into 10,344,820 shares of Common Stock as of the record date. Each share of Common Stock was entitled to one vote on each matter to be voted on at the Special Meeting. Each share of Series A Preferred Stock was entitled to four votes on each matter to be voted on at the Special Meeting. The affirmative vote of a majority of the votes cast at the Special Meeting by the holders of Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, was required to approve Proposal Number One. The affirmative vote of a majority of the votes cast at the Special Meeting by the holders of (i) Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to common stock basis, and (ii) Series A Preferred Stock, voting as a separate class, was required to approve Proposal Number Two. At the Special Meeting, 80,555,672 shares of Common Stock and 2,586,205 shares of Series A Preferred Stock were represented in person or by proxy and, therefore, a quorum was present.

The final results for the votes regarding each proposal are set forth below.

Proposal Number One: The Company’s stockholders approved the proposal to authorize the Company’s board of directors to, in its discretion, amend the Company’s Third Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock at a ratio of between one-for-four to one-for-twenty-five, such ratio to be determined by the board of directors of the Company. The results of the vote were as follows:

	Votes For	Votes Against	Abstentions
Common Stock	66,246,066	14,166,473	143,133
Series A Preferred Stock	10,344,820(1)	0	0
Total Votes	76,590,886	14,166,473	143,133

(1) The holders of all 2,586,205 shares of Series A Preferred Stock outstanding as of the record date voted in favor of this proposal. The holders of Series A Preferred Stock were entitled to four votes per share of Series A Preferred Stock.

Proposal Number Two: The Company’s stockholders approved the proposal to amend the 2006 Plan to increase the number of shares of Common Stock of the Company that may be issued under the 2006 Plan by 10,000,000 shares (prior to giving effect to the proposed reverse stock split) and to provide for a corresponding increase in the limits on the number of incentive stock options and awards other than options or stock appreciation rights that may be granted under the 2006 Plan. The results of the vote were as follows:

	Votes For	Votes Against	Abstentions	Broker Non-Votes
	42,139,726	11,012,979	50,549	27,352,418
Series A Preferred Stock	10,344,820(2)	0	0	0
Total Votes	52,484,546	11,012,979	50,549	27,352,418

(2) The holders of all 2,586,205 shares of Series A Preferred Stock outstanding as of the record date voted in favor of this proposal. The holders of Series A Preferred Stock were entitled to four votes per share of Series A Preferred Stock.

No other items were presented for approval by the Company’s stockholders at the Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSGENOMIC, INC.

January 14, 2014

	By:	/s/ Mark P. Colonnese
Mark P. Colonnese
Executive Vice President and Chief Financial Officer